MassRoots’ 2015 Review and 2016 Outlook

Chairman’s Letter to Shareholders

Denver, CO (December 21, 2015): MassRoots, Inc. (OTCQB: MSRT), one of the largest and fastest growing technology platforms for the cannabis industry, is pleased to release the following Chairman’s Letter. For a version of this letter with graphics embedded, please click here.

MassRoots Shareholders,

As we close out 2015, I wanted to take an opportunity to recap the milestones we accomplished throughout the last year and outline our key objectives for the next twelve months.

Rapid User Growth

MassRoots started 2015 with a little over 200,000 users and on the iOS App Store’s list of banned applications, which was stifling our user growth. After 10,000 of our users and cannabis industry leaders lobbied Apple on our behalf, MassRoots returned to the App Store in mid-February, kicking off a year of rapid user growth. As of early December 2015, MassRoots had grown to 675,000 users, more than tripling our user base over the course of the year.

We expect MassRoots’ user base will continue to rapidly grow in 2016, fueled by new feature sets for our users and MassRoots’ continued emergence as one of the first national cannabis brands.

Graphic: MassRoots’ Monthly User Growth

Growing Monthly Revenues

MassRoots started generating revenue through advertising in mid-August 2015 and through September 30, 2015, generated $60,000 in revenue. Since that time, our monthly revenues have grown approximately 20% month over month and are actively reducing our cash burn.

During Q1 2016, we expect to begin releasing localized advertising features, enabling dispensaries and glass shops to target ads only to users within a specific distance of their store. During Q2 2016, we expect to begin releasing personalized advertising features, enabling businesses to target ads to users based on their previous posts. These features are more fully explained on slides 10-12 of MassRoots’ December Corporate Overview. We expect these initiatives will significantly expand the number of businesses utilizing our advertising solutions.

We expect MassRoots’ revenues will continue to grow during 2016 and continue to reduce our cash burn.

Extreme Tech Challenge

In September 2015, MassRoots was one of 1,000 companies to apply for the Extreme Tech Challenge, a competition aimed at identifying companies that have found product-market fit and have the potential to break into the mainstream. After several rounds of interviews and applications, MassRoots was named a Top 10 semi-finalist in late November 2015.

On January 8, 2016, MassRoots will be presenting on stage at the Consumer Electronics Show (CES) to a panel of distinguished judges, media outlets and technology enthusiasts. If selected as one of the Top 3 finalists, MassRoots will be invited to pitch Sir Richard Branson on Necker Island in early February 2016. Even if MassRoots is not selected as a Top 3 finalist, the exposure and relationships forged during this competition will have tremendous benefits for our Company going forward. For more information, please see the Extreme Tech Challenge’s recent press release.

Video: Extreme Tech Challenge Overview

MassRoots’ Web Platform

In late November 2015, MassRoots released its new web interface, opening up the public content on our network to Google for the first time. We believe MassRoots has one of the largest catalogs of cannabis-related content on the web and that once our network is fully indexed on Google, we will see a significant amount of search engine traffic on a monthly basis. MassRoots’ blog is already one of the top results on Google for several cannabis-related search searches such as, “How to roll a joint.”

We will be introducing new features and improvements to our web platform every two weeks, with our development pipeline closely mirroring that of our mobile applications. We believe our web interface presents an opportunity for MassRoots to start breaking into older age groups and expand well beyond the “enthusiast” demographic.

Graphic: MassRoots’ Web Platform

Experienced Technical Team

During 2015, we spent a significant amount of time and resources recruiting an extremely talented in-house development team. MassRoots now has 9 full time programmers working out of its corporate headquarters in downtown Denver. We believe the quality of our development team will be directly reflected in the features and systems we introduce in 2016. For profiles of our development team’s leadership and advisors, please see slides 18 and 19 of our December Corporate Overview.

Database Migration

Once MassRoots hit approximately 450,000 users, the scale and volume of activity began to overwhelm our current database infrastructure, similar to the problems many other rapidly growing technology companies have faced. This resulted in a sub-optimal user experience, with many posts taking up to 5 seconds to load. In mid-September 2015, we began the process of re-architecting and migrating MassRoots’ infrastructure to Amazon Web Services (AWS). We expect this process will be completed in January 2016 and significantly improve MassRoots’ load times while forming a solid foundation on which we can rapidly introduce new features for our users.

Mobile Product Pipeline

During 2016, MassRoots plans to introduce several features to its iOS and Andriod applications to accelerate user growth, increase usage and enhance our advertising inventory. One of our top priorities is to introduce live pricing and inventory to dispensary profiles, enabling users to view what’s in stock at their local store, with dispensaries paying a monthly fee for the service. Additionally, we plan to develop new user discovery features and direct messaging to enable users to better find smoking buddies and communicate in-app, with the goal of taking over the, “Tinder for cannabis,” market. We’re also working on revamping users’ newsfeeds, moving more towards intelligent content delivery, with users seeing posts and articles based on their interests and past engagement, similar to Facebook. We believe this will expand the appeal of the MassRoots network to a more mainstream audience.

MassRoots’ API

Once our database migration is complete, we will begin work on MassRoots’ external API, enabling other apps and systems in the cannabis space to integrate and exchange data with the MassRoots platform. This will enable users to sign into cannabis delivery apps, games and websites using their MassRoots account (similar to “Sign in with Facebook”). This will also allow dispensary point of sale systems to integrate with MassRoots, enabling them to target ads to our users based on their previous purchasing history and greatly expanding the amount of data we collect.

Mainstream Media Coverage

Over the course of 2015, MassRoots was covered by some of the leading press outlets in the country. We had an opportunity to pitch Shark Tank’s Kevin O’Leary on CNBC, be interviewed live on Fox Business, along with coverage from Fortune, Forbes, Wall Street Journal, MarketWatch and The Cannabist.

With at least 8 states expected to have some form of cannabis legalization on the ballot during 2016, we expect mainstream press outlets will continue to extensively cover the cannabis industry for the foreseeable future.

Nasdaq Uplisting Process

In late August 2015, MassRoots submitted an application to uplist to the Nasdaq Capital Markets with the goal of becoming one of the first cannabis technology companies listed on a national exchange. We currently meet many of the key criteria for the Nasdaq, including the corporate governance requirements, which we met with the election of former Coca-Cola Executive Terence Fitch to our Board of Directors in December 2015. MassRoots plans to meet the remaining requirements in the near future and expects to uplist to the Nasdaq in 2016.

4/20 Season 2016

The days and weeks leading up to April 20th is a holiday season for millions of cannabis consumers around the world and historically where the MassRoots network sees our highest engagement and activity rates. Dispensaries, glass shops and ancillary brands also see significantly higher sales during this period. On April 20, 2016 itself, thousands of cannabis-related festivals, rallies and concerts take place in the United States and abroad to celebrate the community’s passion for marijuana and desire to see it fully legalized.

Graphic: MassRoots at the 420 Rally in 2015

During April 2015, MassRoots was the national sponsor of the 4/20 Rally in Downtown Denver that drew over 125,000 cannabis consumers from around the world. We also partnered with Uber to provide free rides to new members to help reduce smoking and driving. Over the coming weeks, MassRoots will be finalizing our plans for this 4/20 season with the goals of maximizing our exposure at key events, generating as much revenue from 4/20 advertising as possible, and leveraging the increased media attention to accelerate our user growth.

2016 Legalization Initiatives

During 2016, at least 8 states are expected to have some form of cannabis legalization on the ballot including California, Arizona, Massachusetts, Nevada, Florida, Ohio, Maine and Michigan. These states have close to 40% of the United States population and if these initiatives successfully pass, ArcView Market Research projects the cannabis industry could grow from $3.3 billion in 2015 to $10.2 billion in 2018.

From our inception, we have believed that if MassRoots grew to hundreds of thousands or millions of cannabis consumers, that its community could be a powerful force in helping legalization initiatives pass. Next year, we plan to introduce in-app voter registration in states where its permitted, push notifications of voter registration deadlines and polling locations, along with tools to enable legalization campaigns to organize events. Not only will this help expand cannabis markets and our potential revenue, but it will help create invaluable brand loyalty amongst cannabis consumers. If MassRoots is viewed as even a minor reason why these legalization initiatives pass, it will only further endear MassRoots’ users to our brand.

Graphic: Progression of Cannabis Legalization in the United States

Conclusion

This past year was a period of tremendous growth and transformation for MassRoots but in many ways, was merely a practice round for 2016. We view this next year as our golden window of opportunity to grow MassRoots into one of the leading technology platforms for the cannabis industry. I am extremely grateful for your faith and trust in MassRoots as we continue to move the cannabis industry forward.

Looking forward to a great 2016!

Regards,

Isaac Dietrich

Chairman and Chief Executive Officer,

MassRoots, Inc.

About MassRoots

MassRoots is one of the largest and fastest growing technology platforms for the cannabis sector with over 675,000 users. It is proud to be affiliated with the leading organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. MassRoots has been covered by Fox Business, CNBC, Fortune, BBC, Cannabist and the New York Times. For more information, please visit Corporate.MassRoots.com.

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of MassRoots. All information presented herein with respect to the existing business and the historical operating results of MassRoots and estimates and projections as to future operations, the success of events that we are attending, and other information, is based on materials prepared by the management of MassRoots and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, MassRoots makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, MassRoots reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information.

Forward-looking Statements:

Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' advertising business, potential partnerships, and our related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those anticipated by the statements made herein include, among others, the success of our advertising initiatives, the continued growth and engagement of our user base, our ability to work with partners of the Company, and unforeseen technical or other problems or issues that could affect the performance of our products or our business. Further information on our risk factors is contained in our filings with the SEC, including the Amendment to our S-1 Registration Statement filed with the SEC on October 29, 2015. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.

Contact:

Isaac Dietrich
Isaac@MassRoots.com

720.442.0052